                                                                   EXHIBIT 10(b)

                                 CEO AGREEMENT


     THIS CEO AGREEMENT ("Agreement") is made and entered into as of the 12th day of February, 1996 by and between Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and Sterling L. Williams, an individual ("Williams").

                                   RECITALS:

     WHEREAS, Sterling Software acquires, develops, markets and supports a broad range of products and services; and

     WHEREAS, Sterling Software desires to continue to retain Williams as its President and Chief Executive Officer; and

     WHEREAS, Williams is willing to continue to accept such responsibilities;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                  AGREEMENTS:

     1.   Employment.  Williams agrees to render such managerial services as are
          ----------
          customarily required of the President and Chief Executive Officer, and Sterling Software agrees to utilize such services on the terms and conditions contained herein. Sterling Software acknowledges that Williams is also employed as President and Chief Executive Officer at Sterling Commerce, Inc. ("Sterling Commerce"). Sterling Software agrees that such employment is not inconsistent with this Agreement, the level of Executive's compensation at Sterling Software having been determined by Sterling Software with knowledge of Williams' employment by Sterling Commerce and the demands on Williams' time and attention required by such employment.

     2.   Compensation.  As consideration for Williams' agreement to enter into
          ------------
          this Agreement and the services to be performed hereunder, Williams shall be paid an annual salary of $500,000, plus such annual increases as shall be mutually agreeable. Williams shall also be entitled to earn additional compensation in the nature of bonuses, deferred compensation and other incentive compensation as mutually agreed. Williams shall be entitled to such personal benefits as may be mutually agreed. In addition, Mr. Williams shall be entitled to participate in Sterling Software's Stock Option Plan, Employee Stock Ownership Plan and/or 401(k) Plan, and, as mutually agreed, such other plans as are currently, or from time to time made, available to Sterling Software's executive officers.

     3.   Term.  This Agreement shall commence on the date on which the purchase
          ----
          and sale of shares of common stock of Sterling Commerce pursuant to its initial public offering of common stock first occurs and shall continue in effect until such time as this Agreement is automatically converted into a consulting agreement pursuant to subparagraph 5(i) hereof; thereafter, the consulting agreement shall continue for a period of five years.

     4.   Termination of Employment.  The parties acknowledge that Williams is
          -------------------------
          employed "at will" and may be terminated by Sterling Software at any time with or without cause. Notwithstanding anything in this Agreement to the contrary, in the event Williams is terminated, with or without cause, or Williams terminates his employment pursuant to
          Section 5(i)(b) of this Agreement and Sterling Commerce offers to Williams, and Williams accepts, an increase in compensation and benefits as President and Chief Executive Officer of Sterling Commerce such that Williams' compensation and benefits at Sterling Commerce following such termination are reasonably equivalent to the combined compensation and benefits Williams was entitled to at both Sterling Commerce and Sterling Software prior to such termination, this Agreement shall not be converted into a consulting agreement pursuant to Section 5(i) of this Agreement and Williams shall not be entitled to the consideration provided for in Section 5(v) of this Agreement.

     5.   Consulting Agreement.
          --------------------

          (i) This Agreement shall be automatically converted into a consulting agreement in the event that (a) Sterling Software terminates Williams' employment with or without cause or (b) Williams terminates his employment as a result of a reduction in Williams' salary, other compensation or perquisites below the level in effect for the immediately preceding twelve month period; or as a result of Williams' determination, in his sole judgment, that there has been a significant reduction in the nature or scope of Williams' authorities or duties.

          (ii) The consulting agreement may be terminated by Williams in writing at any time, but any compensation which has been paid as of the date of termination shall be deemed to have been earned and there shall be no repayment of any sums previously paid. In addition, Williams shall have the right to terminate the consulting agreement in accordance with paragraph 6 hereof. Sterling Software may terminate the consulting agreement upon Williams' death.

        (iii) During the term of the consulting agreement, Williams shall serve in an advisory capacity to the Executive Committee of the Board of Directors of Sterling Software, reporting directly to the Executive Committee for the purpose of making operational, strategic and financial recommendations affecting the general welfare of Sterling Software. Williams shall make himself available for a reasonable amount of such consulting and advisory services during normal business hours and upon reasonable notice, at such times and places as shall be mutually agreed upon. In no event shall Williams expend in excess of thirty (30) days per year performing such services for Sterling Software.

        (iv) Any and all confidential information of Sterling Software to which Williams may become privy in the performance of his consulting services shall be treated as confidential by him and shall not be communicated to or discussed with any party who is not an officer or director of Sterling Software, unless Williams is specifically authorized to do so by the Executive Committee of the Board of Sterling Software. Williams shall not use any information delivered to him by Sterling Software for his personal gain, nor shall Williams act as a financial consultant or advisor to any other person, partnership, corporation or other business association in the computer industry (software, hardware or services) during the term of the consulting agreement without the prior written consent of Sterling Software, such consent not to be unreasonably withheld.

        (v) As consideration for his advisory and consulting services, Williams shall be entitled to receive all amounts and to participate in all programs (or the cash equivalent thereof) described in paragraph 2 hereof; provided, however, that in no
                                                --------  -------
               event will Sterling Software be required to make any new grants of options to Williams under Sterling Software's Option Plan after conversion of this Agreement into a consulting agreement. In the event Williams terminates his employment pursuant to subsection (i)(b) hereof, the level of his compensation shall be the greater of the compensation and benefits of the type described in paragraph 2 hereof in effect on the date of his termination or the compensation and benefits of the type described in paragraph 2 hereof in effect twelve (12) months prior to the date of termination. This compensation shall be paid during the term of the consulting agreement without regard to whether Sterling Software utilizes the services of Williams for the maximum thirty (30) days per year specified in subsection
               (iii) hereof, or does not avail itself of his services at any time during the term hereof. In addition, Williams shall be reimbursed for all other authorized expenses such as food and first class travel and lodging which are incurred at the direction of Sterling Software consistent with the terms hereof. Sterling Software shall make available to Williams all office facilities of Sterling Software, including secretarial, telephone and office space, or reimburse Williams for the cost of obtaining comparable facilities from third parties.

     6.   Change-in-Control.  Sterling Software and Williams are parties to a
          -----------------
          Change-in-Control Severance Agreement, dated the date hereof (as such agreement may be amended from time to time, the "Change-in-Control Agreement"). Notwithstanding anything contained in this Agreement to the contrary, in the event William's employment with Sterling Software is terminated under circumstances in which this Agreement would automatically be converted into a consulting agreement and Williams would otherwise be entitled to receive payments and benefits under both this Agreement and the Change-in-Control Agreement, Williams shall have the right to elect to have this Agreement converted into a consulting agreement pursuant to the terms hereof or to receive payments and benefits under the Change-in-Control Agreement, but not both. Within five business days following the termination of William's employment with Sterling Software under circumstances in which this Section 6 would apply, Sterling Software shall provide Williams, in writing, a reasonably detailed determination of the payments and other benefits under each of such consulting agreement and the Change-in-Control Agreement. Williams shall make the election provided for in this paragraph of this Section 6 within thirty calendar days after William's receipt of the written determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, Williams shall be irrevocably deemed to have elected to receive payments and benefits under the Change-in-Control Agreement. Prior to the date on which Williams makes or is deemed to have made the election referred to above, he shall receive all benefits provided for in Section 5(v) of this Agreement as if it had been converted to a consulting agreement.

          In the event of a Change-in-Control following the conversion of this Agreement into a consulting agreement, Williams shall have the option of terminating the consulting agreement in writing at any time following such Change-in-Control. Upon such termination of the consulting agreement, Williams shall be entitled to receive in one lump sum the aggregate of all unpaid amounts pursuant to paragraph 5(v) through the unexpired portion of the five (5) year consulting agreement. Such lump sum shall be payable within ninety (90) days following Williams' notice of termination of the consulting agreement. Upon such termination by Williams, Williams shall have no further obligations pursuant to paragraph 5(iii).

     7.   Full-time Employment.  Sterling Software agrees that, if Williams'
          --------------------
          employment at Sterling Commerce is terminated, with or without cause (including but not limited to a termination by Williams pursuant to (i)

        Section 3(b) of that certain Change-in-Control Severance Agreement between Sterling Commerce and Williams, dated the date hereof, or (ii) pursuant to Section 5(i)(b) of that certain CEO Agreement between Williams and Sterling Commerce, dated the date hereof) and Williams is willing and able to devote his full-time efforts to Sterling Software, Sterling Software shall promptly offer to increase Williams' compensation and benefits under this Agreement to a level reasonably equivalent to the combined compensation and benefits Williams was entitled to at both Sterling Commerce and Sterling Software immediately prior to such termination.

   8.   Termination of Prior Agreements.  Upon the effectiveness of this
        -------------------------------
        Agreement pursuant to Section 3 of this Agreement, the Employment Agreement between Williams and Sterling Software, dated January 1, 1993, as amended to the date hereof, shall terminate automatically and shall thereafter be of no further force or effect. This Agreement, upon its effectiveness pursuant to such Section 3, supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof.

   9.   Miscellaneous.
        -------------

        (i) Notices, demands, payments, reports and correspondence shall be addressed to the parties hereto at the address for such party set forth below or such other places as may from time to time be designated in writing to the other party. Notices hereunder shall be deemed to be given on the date such notices are actually received.

               If to Sterling Software, to:  8080 N. Central Expressway
                                             Suite 1100
                                             Dallas, Texas  75206
                                             Attention: President

               If to Williams, to:           Sterling Software, Inc.
                                             8080 N. Central Expressway
                                             Suite 1100
                                             Dallas, Texas  75206
                                             Attention: Mr. Sterling L. Williams

        (ii) This Agreement shall be binding upon Sterling Software and Williams and their respective successors, assigns, heirs and personal representatives.

        (iii) The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of the provisions of this Agreement.

     Executed by the parties hereto as of the date first set forth above.




                              /s/  STERLING L. WILLIAMS
                              _________________________________________________
                              Sterling L. Williams




                              STERLING SOFTWARE, INC.



                              By:  /s/  JEANNETTE P. MEIER
                                   ____________________________________________
                                   Name:  Jeannette P. Meier
                                        _______________________________________
                                   Title:  Executive Vice President
                                         ______________________________________